Exhibit 3.14

COMPOSITE OF
CERTIFICATE OF LIMITED PARTNERSHIP FOR
MID-AMERICA APARTMENTS, L.P.
(As amended through February 25, 2016)
Pursuant to the provisions of Tennessee Revised Uniform Limited Partnership Act, Section 61-2-201, the undersigned general partner(s) hereby execute(s) a certificate of limited partnership:

1.	The name of the limited partnership is Mid-America Apartments, L.P.

2.	The Complete address of the principal office is:
6584 Poplar Ave., Suite 340
Memphis (Shelby County), Tennessee 38138

3.	The complete address of the registered office in Tennessee is:
801 S. Gay Street
Knoxville (Knox County), Tennessee 37929

4.	The name of the registered agent, to be located at the address listed as No. 3, is:
CT Corporation System

5.	The name and address of the sole general partner is:
Mid-America Apartment Communities, Inc.
6584 Poplar Ave., Suite 340
Memphis (Shelby County), Tennessee 38138
6.The certificate of limited partnership is to be effective upon filing by the Secretary of State.